Exhibit 6.6

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is entered into as of this February 15, 2019 (the “Effective Date”), by and between KGEM Golf, Inc., a Delaware corporation with offices at 2738 Falkenburg Rd. S., Riverview, FL 33578 (hereinafter called “Licensee”), and The Golf Room, LLC an Ohio limited liability company, with an address at 6807 Dublin Center Drive, Dublin OH 43017 (hereinafter called “Licensor”). Licensee and Licensor may be referred to in this Agreement collectively as “Parties” or individually as a “Party”.

RECITALS

WHEREAS, Licensor’s sole member Kyle Morris (“Morris”) is an investor in Licensee pursuant to that certain Membership Unit Purchase Agreement dated January 4, 2018, as amended by that certain Addendum to Agreement between KGEM Golf Inc., and Kyle Morris, dated December 24, 2018 (collectively, the “Purchase Agreement”);

WHEREAS, Licensor is currently doing business as “The Golf Room” in Dublin, Ohio (the greater Columbus, Ohio metropolitan area), whereby Licensor provides golf coaching programs and instruction;

WHEREAS, Licensor and Licensee desire to clarify certain licenses and responsibilities of the parties as referenced in the Purchase Agreement;

WHEREAS, subject to the terms, conditions, and limitations set forth herein, Licensee desires to license from Licensor the licensed information and Licensor desires to license to Licensee the licensed information for such use by Licensee.

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Incorporation of Recitals.  The Recitals are hereby incorporated in and made a part of the Agreement.

2.           Grant of License.  As additional consideration for the shares granted to Morris under the Purchase Agreement which provides both direct and indirect benefits to Licensor, Licensor hereby grants to Licensee a non-exclusive license to use any and all trademarks, names, titles, logos and symbols owned by Licensor (collectively, the “Licensed Rights”).  Licensor retains the right to terminate this license in its commercially reasonable good faith discretion after written notice to Licensee in the event that it determines that the license is being used in a manner inconsistent with its intended purpose of promoting golf training, golf entertainment, and hospitality services at Licensee’s locations, the event of non-use, or the reduction or cancellation of the contemplated services to be provided by and between Licensor and Licensee (collectively, a “Violation Notice”); provided that Licensee shall have thirty (30) day from receipt of written notice to cure the violation in such Violation Notice, or if such cure shall take longer than thirty (30) days, that such cure is commenced within the thirty (30) day period and prosecuted diligently until completion.  In consideration of the Licensee entering into this Agreement and of the financial benefits to Morris because of Morris’s stock ownership of Licensee, Licensor and Morris agree that at all times during the term in Paragraph 3 below, and thereafter for the time period described herein below, neither Licensor nor Morris shall directly or indirectly, for Licensor or on behalf of or in conjunction with, any other person, company, partnership, corporation, business, group, or other entity until the third anniversary after the term of this agreement, as renewed, license the Licensed Rights to, for, or on behalf of a Competitor.  For purposes of this Agreement, “Competitor” means a person or entity who or which is engaged in the business providing golf entertainment and hospitality services, including but not limited to Top Golf, DriveShack, 1 Up Golf, Big Shots Golf, Drive, 4ORE!, The Flying Tee, and Swing  Golf.

3.           Term and Termination.  The initial term of this Agreement is ten years (10) years commencing on the Effective Date, which shall automatically renew for additional ten (10) year terms. Either party has the right to terminate this Agreement with written notice at least 180 days prior to the end of the current term.

4.           Conflicting Provisions.  To the extent there is determined to be conflict between the provisions of this Agreement and the Purchase Agreement, the provisions of this Agreement shall control over the provisions in the Purchase Agreement.

5.           Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (a) in person; (b) by any national overnight courier or other service providing evidence of delivery, or by registered or certified mail (postage prepaid, return receipt requested); or (c) by email with a copy delivered the next business day by any overnight courier or other service providing evidence of delivery, to the respective parties at the following addresses:

To Licensor::	Kyle Morris
6807 Dublin Center Drive
Dublin, OH 43017

To Licensee:	KGEM Golf, Inc.
703 W Swann Ave
Tampa, FL 33606
Attention: General Counsel

or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

6.           No Strict Construction; Headings.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party.  The headings used in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

7.           Amendments. No amendment or waiver of any term of this Agreement shall be effective unless such amendment or waiver is in writing and is signed by each of the Parties hereto.

8.           Assignment.  Licensor shall not assign or transfer, in whole or in part and whether by contract or operation of law, this Agreement, or any rights or obligations hereunder. Licensee may assign this Agreement to any or all subsidiaries that is controlled by Licensee (whether by management agreement, shareholder voting control, or other common corporate control).  Subject to the foregoing, this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective representatives, successors and assigns.

9.           Dispute Resolution.  Should there be any ambiguity, contradiction or inconsistency in this Agreement, or should any disagreement or dispute arise between the Parties in connection with this Agreement, the Parties shall first attempt in good faith amicably to settle the matter by mutual negotiations.  If any Party shall commence any action or proceeding, including arbitration, against the other in order to enforce the provisions of this Agreement, or to recover damages as the result of the alleged breach of any of the provisions of this Agreement, the prevailing party therein shall be entitled to recover all reasonable costs incurred in connection therewith against the party commencing such action or the party who has breached this Agreement, as the case may be, including reasonable attorneys’ fees.

10.           Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, other than such laws, rules, regulations and case law that would result in the application of the laws of a jurisdiction other than the State of Ohio.  Any suit to enforce any provision of this Agreement, or arising out of or based upon this Agreement, shall be brought exclusively in the United States District Court for the Southern District of Ohio or such District Court in and for the city of Columbus and the County of Franklin, State of Ohio. Each Party hereby agrees that such courts shall have in personam jurisdiction and venue with respect to such Party, and each Party hereby submits to the in personam jurisdiction and venue of such courts.

11.           Severability. If any provision of the Agreement shall be held by a court competent jurisdiction to be illegal, invalid or unenforceable, the parties hereby authorize the court to modify such provision to the minimum extent necessary to effectuate the Parties’ intentions and the remaining provisions shall remain in full force and effect.

12.           Entirety.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter contained herein and it supersedes all prior written or oral agreements and undertakings with respect to such subject matter.  This Agreement may be modified only by a writing signed by both parties to this Agreement.

13.           Counterparts; Delivery.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.  The parties agree that this Agreement may be executed and delivered by facsimile or other electronic transmission.

The Parties hereto have executed this Agreement as of the Effective Date set forth above.

“Licensee”		“Licensor”
KGEM Golf, Inc., a Delaware corporation		The Golf Room, LLC

		By	/s/ Kyle Morris
Kyle Morris, sole member
By	/s/ Gerald D. Ellenburg
Gerald D. Ellenburg, Chairman & CEO
Acknowledged and Agreed to as third-party
beneficiary to this agreement

		By	/s/ Kyle Morris
Kyle Morris, individually

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